Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Reports 2008 First Quarter Earnings of $2.3 Million

Business Editors – New York – (Business Wire – April 15, 2008)

Intervest Bancshares Corporation (NASDAQ-GS:IBCA) (the “Company”) today reported that its net earnings for the first quarter of 2008 (“Q1-08”) decreased to $2.3 million, or $0.28 per diluted share, from $5.3 million, or $0.62 per diluted share, for the first quarter of 2007 (“Q1-07”). The Company’s book value per common share was $22.21 at March 31, 2008.

Net earnings for Q1-08 decreased by $3.0 million from Q1-07 due to the following: a $2.7 million decrease in net interest and dividend income; a $1.4 million increase in the provision for loan losses; a $0.7 million increase in noninterest expenses; and a $0.7 million decrease in noninterest income; partially offset by a $2.5 million decrease in the provision for income tax expense.

Net interest and dividend income decreased to $8.9 million in Q1-08 from $11.6 million in Q1-07 largely due to an $88 million increase in average nonaccrual loans. Interest income that was not recorded on nonaccrual loans amounted to $2.2 million in Q1-08, compared to a $0.2 million in Q1-07. The Company’s net interest margin (excluding income from loan prepayments) decreased to 1.71% in Q1-08, from 2.38% in Q1-07. The margin was negatively affected by the increase in nonaccrual loans, repayments of higher yielding loans coupled with lower competitive pricing for new loans, and lower yields earned on investment securities and short-term investments. The Company’s cost of funds decreased slightly to 4.94% in Q1-08 from 4.96% in Q1-07. The provision for loan losses increased to $2.3 million in Q1-08, from $0.9 million in Q1-07 due to credit downgrades on nonaccrual loans. Noninterest expenses increased to $3.5 million in Q1-08, from $2.8 million in Q1-07 due to a $0.3 million increase in expenses associated with nonaccrual loans/foreclosed real estate and a $0.4 million increase in FDIC insurance premiums. Noninterest income decreased to $0.9 million in Q1-08, from $1.6 million in Q1-07 primarily due to a $1.0 million decrease in income from loan prepayments, partially offset by a $0.4 million increase in gains from the early call of investment securities. The Company’s effective income tax rate was 43% in Q1-08, compared to 44% in Q1-07. The Company had 71 employees at March 31, 2008, compared to 73 employees at March 31, 2007.

The Company’s efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, was 36% in Q1-08, compared to 21% in Q1-07. Return on average assets and equity decreased to 0.44% and 5.01% respectively, in Q1-08, from 1.08% and 12.45%, respectively, in Q1-07. The efficiency ratio and returns on average assets and equity were negatively affected largely by nonaccrual loans and higher FDIC insurance premiums.

Total assets at March 31, 2008 increased to $2.2 billion, from $2.0 billion at December 31, 2007. The increase reflected growth in the Company’s loan portfolio and a higher level of security investments and other short-term investments.

Total loans, net of unearned fees, at March 31, 2008 increased to $1.68 billion, from $1.61 billion at December 31, 2007. The increase was due to new originations secured by commercial and multifamily real estate exceeding principal repayments. New originations totaled $97 million for Q1-08, compared to $145 million for Q1-07. Principal repayments totaled $31 million for Q1-08, compared to $86 million for Q1-07. The Company does not own, originate or invest in sub prime single-family home loans or construction/development loans.

Total nonaccrual loans increased to $97.7 million (18 loans) at March 31, 2008, from $90.8 million (18 loans) at December 31, 2007 and $11.7 million (6 loans) at March 31, 2007. Foreclosure proceedings are pending on all nonaccrual loans and are in various stages of resolution, including some proceedings that have been delayed or protracted by reason of bankruptcy filings. In Q1-08, the Company downgraded its internal credit ratings on several nonaccrual loans to reflect lower real estate values as well as the uncertainty as to the timing of the collection of these loans. These downgrades resulted in $1.6 million of additional loan loss provision in Q1-08. The Company believes that the estimated fair value of each of the underlying collateral properties continues to exceed its net recorded investment in each related nonaccrual loan as of March 31, 2008. However, there can be no assurance that the Company will not incur additional loan loss provisions, loan chargeoffs or significant expenses with respect to the ultimate collection of its nonaccrual loans, which collection is anticipated to be through the eventual sale of the collateral property in most cases. In Q1-08, a property in Florida collateralizing a nonaccrual loan in the amount of $4.0 million was acquired by the Company through foreclosure. This property is being marketed for sale. The Company’s total nonperforming assets of $101.7 million represented 4.70% of total assets at March 31, 2008.

The total allowance for loan losses amounted to $23.9 million at March 31, 2008, compared to $21.6 million at December 31, 2007. The allowance represented 1.42% of total loans (net of deferred fees) outstanding at March 31, 2008, compare to 1.34% at December 31, 2007. The increase in the allowance was due to provisions totaling $2.3 million during the first quarter of 2008, of which $1.6 million was attributable to credit downgrades on nonaccrual loans and $0.7 million from net loan growth of $63 million from December 31, 2007.

Total securities held to maturity at March 31, 2008 increased to $407 million, from $344 million at December 31, 2007, due to new purchases exceeding maturities and calls. The sharp decline in market interest rates in Q1-08 resulted in a higher level of securities being called by the issuers. The investment portfolio, which is held by Intervest National Bank, had a weighted-average remaining contractual maturity of 5.1 years and a yield of 4.48% at March 31, 2008. The Bank invests in U.S. government agency debt obligations to emphasize safety and liquidity. The Company does not own or invest in collateralized debt obligations or collateralized mortgage obligations.

Total deposits at March 31, 2008 increased to $1.78 billion, from $1.66 billion at December 31, 2007, reflecting a $71 million increase in certificate of deposit accounts and a $51 million aggregate increase in money market and checking accounts.

Total borrowed funds and related interest payable at March 31, 2008 increased to $159 million, from $136 million at December 31, 2007, due to a $23 million increase in short-term FHLBNY advances.

Total stockholders’ equity at March 31, 2008 increased to $183.7 million, from $179.5 million at December 31, 2007. The increase was due to the following: $2.3 million from net earnings; $1.8 million from the issuance of 195,000 shares of Class B common stock upon the exercise of outstanding Class B warrants; and $0.1 million from stock-based compensation.

Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida; and Intervest Mortgage Corporation, a mortgage investment company. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions in the Company’s market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

	Quarter Ended March 31,
(Dollars in thousands, except per share amounts)	2008	2007
Selected Operating Data:
Interest and dividend income	$31,788	$33,265
Interest expense	22,933	21,695

Net interest and dividend income	8,855	11,570
Provision for loan losses	2,263	854

Net interest and dividend income after provision for loan losses	6,592	10,716
Noninterest income	943	1,602
Noninterest expenses	3,518	2,769

Earnings before income taxes	4,017	9,549
Provision for income taxes	1,736	4,196

Net earnings	$2,281	$5,353

Basic earnings per share	$0.28	$0.64
Diluted earnings per share	$0.28	$0.62
Adjusted net earnings for diluted earnings per share (1)	$2,281	$5,387
Weighted-average common shares and common equivalent shares outstanding for computing:
Basic earnings per share	8,225,812	8,373,096
Diluted earnings per share (2)	8,238,031	8,621,395
Common shares outstanding at end of period	8,270,812	8,377,121
Common stock options/warrants outstanding at end of period	136,040	195,000
Yield on interest-earning assets	6.16%	6.85%
Cost of funds	4.94%	4.96%
Net interest margin (3)	1.71%	2.38%
Return on average assets (annualized)	0.44%	1.08%
Return on average equity (annualized)	5.01%	12.45%
Effective income tax rate	43.22%	43.94%
Efficiency ratio (4)	36%	21%
Total average loans outstanding	$1,646,655	$1,539,966
Total average securities outstanding	$401,143	$407,763
Total average short-term investments outstanding	$29,207	$22,673
Total average interest-earning assets outstanding	$2,077,005	$1,970,402
Total average assets outstanding	$2,095,651	$1,990,805
Total average interest-bearing deposits outstanding	$1,722,631	$1,608,052
Total average borrowings outstanding	$144,466	$167,102
Total average interest-bearing liabilities outstanding	$1,867,097	$1,775,154
Total average stockholders’ equity	$181,990	$171,953

	At Mar 31, 2008	At Dec 31, 2007	At Sep 30, 2007	At Jun 30, 2007	At Mar 31, 2007
Selected Financial Condition Information:
Total assets	$2,165,017	$2,021,392	$2,033,662	$2,052,831	$2,040,658
Total cash and short-term investments	$47,229	$33,086	$24,081	$39,321	$84,453
Total securities held to maturity	$406,727	$344,105	$347,001	$359,687	$373,322
Total FRB and FHLB stock	$7,368	$6,351	$6,351	$8,511	$6,001
Total loans, net of unearned fees	$1,677,119	$1,614,032	$1,628,387	$1,618,491	$1,550,370
Total deposits	$1,781,188	$1,659,174	$1,673,443	$1,636,287	$1,677,705
Total borrowed funds and accrued interest payable	$159,189	$136,434	$136,247	$190,007	$144,658
Total stockholders’ equity	$183,703	$179,561	$177,182	$177,720	$175,498
Total allowance for loan losses	$23,856	$21,593	$20,925	$19,402	$18,687
Total loans ninety days past due and still accruing	$837	$11,853	$—	$16,314	$—
Total nonaccrual loans	$97,692	$90,756	$74,526	$22,076	$11,735
Total loan chargeoffs	$—	$—	$—	$—	$—
Total foreclosed real estate	$4,022	$—	$975	$975	$—
Book value per common share	$22.21	$22.23	$21.75	$21.25	$20.95
Allowance for loan losses/net loans	1.42%	1.34%	1.29%	1.20%	1.21%

(1)	Represents net earnings plus interest expense on dilutive convertible debentures, net of taxes, that would not occur if the convertible debentures were assumed to be converted during the period they were outstanding for purposes of computing diluted earnings per share.
(2)	Diluted EPS includes shares that would be outstanding if dilutive common stock options/warrants and convertible debentures were assumed to be exercised/converted during the period. All outstanding options/warrants were considered for the EPS computations, except for 136,040 options, which were not dilutive because the exercise price was above the average market price of the Class A common stock during the quarter ended March 31, 2008.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 1.74% and 2.64% for the quarters ended March 31, 2008 and 2007, respectively.
(4)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Quarter Ended Mar 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006	Year Ended Dec 31, 2005	Year Ended Dec 31, 2004
Balance Sheet Highlights:
Total assets	$2,165,017	$2,021,392	$1,971,753	$1,706,423	$1,316,751
Asset growth rate	7%	3%	16%	30%	44%
Total loans, net of unearned fees	$1,677,119	$1,614,032	$1,490,653	$1,367,986	$1,015,396
Loan growth rate	4%	8%	9%	35%	51%
Total deposits	$1,781,188	$1,659,174	$1,588,534	$1,375,330	$993,872
Deposit growth rate	7%	4%	16%	38%	47%
Loans/deposits (Intervest National Bank)	86%	88%	84%	88%	86%
Borrowed funds and accrued interest payable	$159,189	$136,434	$172,909	$155,725	$202,682
Stockholders’ equity	$183,703	$179,561	$170,046	$136,178	$90,094
Common shares outstanding (1)	8,270,812	8,075,812	8,371,595	7,823,058	6,271,433
Common book value per share	$22.21	$22.23	$20.31	$17.41	$14.37
Market price per common share	$9.56	$17.22	$34.41	$24.04	$19.74
Asset Quality Highlights
Nonaccrual loans	$97,692	$90,756	$3,274	$750	$4,607
Loans ninety days past due and still accruing	$837	$11,853	$—	$2,649	$—
Foreclosed real estate	$4,022	$—	$—	$—	$—
Allowance for loan losses	$23,856	$21,593	$17,833	$15,181	$11,106
Loan recoveries	$—	$—	$—	$—	$—
Loan chargeoffs	$—	$—	$—	$—	$—
Allowance for loan losses / net loans	1.42%	1.34%	1.20%	1.11%	1.09%
Statement of Operations Highlights:
Interest and dividend income	$31,788	$131,916	$128,605	$97,881	$66,549
Interest expense	22,933	89,653	78,297	57,447	38,683

Net interest and dividend income	8,855	42,263	50,308	40,434	27,866
Provision for loan losses	2,263	3,760	2,652	4,075	4,526
Noninterest income	943	8,825	6,855	6,594	5,140
Noninterest expenses	3,518	12,876	13,027	10,703	8,251

Earnings before income taxes	4,017	34,452	41,484	32,250	20,229
Provision for income taxes	1,736	15,012	17,953	14,066	8,776

Net earnings	$2,281	$19,440	$23,531	$18,184	$11,453

Basic earnings per share	$0.28	$2.35	$2.98	$2.65	$1.89
Diluted earnings per share	$0.28	$2.31	$2.82	$2.47	$1.71
Adjusted net earnings used to calculate diluted earnings per share	$2,281	$19,484	$23,679	$18,399	$11,707
Average common shares used to calculate:
Basic earnings per share	8,225,812	8,275,539	7,893,489	6,861,887	6,068,755
Diluted earnings per share	8,238,031	8,422,017	8,401,379	7,449,658	6,826,176
Net interest margin (2)	1.71%	2.11%	2.75%	2.70%	2.52%
Return on average assets	0.44%	0.96%	1.28%	1.20%	1.02%
Return on average equity	5.01%	11.05%	15.82%	16.91%	14.14%
Effective income tax rate	43.22%	43.57%	43.28%	43.62%	43.38%
Efficiency ratio (3)	36%	25%	23%	23%	25%
Full-service banking offices	7	7	7	6	6

(1)	The increase in shares in 2008 is comprised of 195,000 shares from the exercise of Class B common stock warrants.

The decrease in shares in 2007 is comprised of 404,339 shares of Class A common stock repurchased, partially offset by the issuance of 108,556 shares of Class a common stock from the conversion of convertible debentures.

The increase in shares in 2006 is comprised of 501,465 shares from the exercise of Class A common stock warrants and 47,072 shares from the conversion of convertible debentures into Class A common stock.

The increase in shares in 2005 is comprised of 1,436,468 shares from a public offering of Class A common stock and 115,157 shares from the conversion of convertible debentures into Class A common stock.

The increase in shares in 2004 is comprised of 42,510 shares from the exercise of Class A common stock warrants and 240,546 shares from the conversion of convertible debentures into Class A common stock.

(2)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 1.74% for the quarter ended March 31, 2008, 2.64% for 2007, 3.31% for 2006, 2.66% for 2005 and 3.28% for 2004.
(3)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.